Exhibit 10.35

March 25, 2005

G. Kenneth Burckhardt

5 Royal James Drive

Hilton Head Island SC 29926

Dear Ken:

This letter confirms our understanding with respect to your letter agreement with the Company, dated April 13, 2002, as amended on October 14, 2004 (as amended, the “Letter Agreement”).  As you know, the Company is presently in the process of exploring a restructuring, pursuant to which it is expected that a significant portion of the Company’s outstanding indebtedness will be extinguished or materially modified (such transaction is referred to hereinafter as the “Restructuring”).  The Board of Directors feels that it is in the best interests of the Company to retain your services through the consummation of the Restructuring.

The Company agrees that, as a result of any retention by the Company of a chief restructuring officer or advisor you shall be entitled to terminate your employment, at any time on or after the date the Restructuring is completed, for “good reason” and that such termination shall entitle you to the severance protection set forth in the Letter Agreement (subject to your execution of the release described therein).  The rights described in the preceding sentence are in addition to, and are not intended to limit your existing rights under, the Letter Agreement and, except as set forth herein this letter does not otherwise modify your rights under such Letter Agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this letter.

Sincerely,

/s/ Chris Davis
By: Chris A Davis
Its: Chairman and CEO

Confirmed and Agreed as of the
date first written above:

/s/ G. Kenneth Burckhardt
G. Kenneth Burckhardt